UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 27, 2006

SUNESIS PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-51531	94-3295878
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

341 Oyster Point Boulevard
South San Francisco, California		94080
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (650) 266-3500

Not Applicable
(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On November 27, 2006, and on November 28, 2006, Daryl B. Winter, Ph.D., Senior Vice President of Intellectual Property and Daniel C. Adelman, M.D., Senior Vice President, Research and Development of Sunesis Pharmaceuticals, Inc. (the “Company”), respectively, each adopted a Rule 10b5-1 trading plan (the “Plan”) with a broker. Each Plan specifies the number of shares of the Company’s common stock that may be sold and the market prices at which the sales should occur, subject to the terms and conditions of each such Plan. Each of Dr. Winter and Dr. Adelman entered into his Plan as part of his personal long-tem investment strategy for asset diversification and liquidity.

Pursuant to Dr. Winter’s Plan, the brokerage firm may exercise his employee stock options specified in the Plan representing up to 70,588 shares commencing in December 2006. The Plan is scheduled to terminate on August 31, 2007. The maximum number of shares that may be sold under this Plan, in addition to the Plan entered into by Dr. Winter on June 22, 2006, wherein 54,000 shares may be sold under that Plan, constitute approximately 52% of Dr. Winter’s holding of Company common stock, including vested and unvested stock options.

Pursuant to Dr. Adelman’s Plan, the brokerage firm may exercise his employee stock options specified in the Plan representing up to 30,000 shares commencing in December 2006. The Plan is scheduled to terminate on November 30, 2007. The maximum number of shares that may be sold under the Plan constitute approximately 12% of Dr. Adelman’s holding of Company common stock, including vested and unvested stock options.

Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, allows corporate insiders to establish pre-arranged written stock trading plans. A Plan must be entered into in good faith at a time when the insider is not aware of material, nonpublic information. As sales of common stock are executed in the future under the Plan, such sales will be reported in accordance with federal securities laws.

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SIGNATURE(S)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNESIS PHARMACEUTICALS, INC.

Date: December 4, 2006	By:	/s/ ERIC H. BJERKHOLT
Eric H. Bjerkholt
Senior Vice President, Chief Financial Officer